Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Forward Industries, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	433,182	$35.80	$15,507,915.60	0.0001531	$2,374.26

Total Offering Amounts:							$15,507,915.60		2,374.26
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,374.26

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Offering Note(s)

(1)	This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Forward Industries, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), 2011 Long Term Incentive Plan (the “2011 Plan”) or pursuant to outstanding stock option awards set forth herein as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933.

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 15, 2025.

The Registration Statement also includes a reoffer prospectus in accordance with General Instruction C of Form S-8. The reoffer prospectus included herein also includes shares of Common Stock that may be acquired by the directors and executive officers.